Exhibit 3.2

CERTIFICATE OF DESIGNATION

OF

Class A PREFERRED STOCK

OF

Limbach Holdings, Inc.

(f/k/a 1347 Capital Corp.)

Pursuant to Section 151 of the General Corporation Law of the State of Delaware, Limbach Holdings Inc. (f/k/a 1347 Capital Corp.), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 103 thereof, does hereby submit the following:

WHEREAS, the Second Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) authorizes the issuance of up to 1,000,000 shares of preferred stock, par value $0.0001 per share, of the Corporation (“Preferred Stock”) in one or more series, and expressly authorizes the Board of Directors of the Corporation (the “Board”) or any authorized committee thereof, subject to limitations prescribed by law, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof; and

WHEREAS, it is the desire of the Board to establish and fix the number of shares to be included in a new series of Preferred Stock and the designation, rights, preferences and limitations of the shares of such new series.

NOW, THEREFORE, BE IT RESOLVED, that the Board does hereby provide for the issue of a series of Preferred Stock and does hereby in this Certificate of Designation (the “Certificate of Designation”) establish and fix and herein state and express the designation, rights, preferences, powers, restrictions and limitations of such series of Preferred Stock as follows:

1.            Designation. There shall be a series of Preferred Stock that shall be designated as “Class A Preferred Stock” (the “Class A Preferred Stock”) and the number of Shares constituting such series shall be 400,000. The rights, preferences, powers, restrictions and limitations of the Class A Preferred Stock shall be as set forth herein.

2.            Defined Terms. For purposes hereof, the following terms shall have the following meanings:

“Applicable Rate” means: (a) with respect to the period beginning on the Date of Issuance and ending on the day immediately preceding the fourth anniversary of the Date of Issuance, eight percent (8.0%) per annum; (b) with respect to the period beginning on the fourth anniversary of the Date of Issuance and ending on the day immediately preceding the sixth anniversary of the Date of Issuance, ten percent (10.0%) per annum; and (c) from and after the sixth anniversary of the Date of Issuance, twelve percent (12%) per annum.

“Board” has the meaning set forth in the Recitals.

“Breach” has the meaning set forth in Section 9.1.

“Certificate of Designation” has the meaning set forth in the Recitals.

“Certificate of Incorporation” has the meaning set forth in the Recitals.

“Class A Conversion Election Date” has the meaning set forth in Section 7.2.

“Class A Preferred Stock” has the meaning set forth in Section 1.

“Class A Redemption” has the meaning set forth in Section 7.1.

“Class A Redemption Date” has the meaning set forth in Section 7.1.

“Class A Redemption Notice” has the meaning set forth in Section 7.2.

“Class A Redemption Price” has the meaning set forth in Section 7.1.

“Common Stock” means the common stock, par value $0.0001 per share, of the Corporation.

“Conversion Price” has the meaning set forth in Section 8.1.

“Conversion Shares” means the shares of Common Stock or other capital stock of the Corporation then issuable upon conversion of the Class A Preferred Stock in accordance with Section 8.

“Convertible Securities” means any securities (directly or indirectly) convertible into or exchangeable for Common Stock, but excluding Options.

“Corporation” has the meaning set forth in the Preamble.

“Date of Issuance” means, for any Share of Class A Preferred Stock, July [20], 2016.

“Dividend Payment Date” has the meaning set forth in Section 4.2.

“Excluded Issuances” means any issuance or sale by the Corporation after the Date of Issuance of: (a) securities issued upon the conversion of the Class A Preferred Stock or as a dividend or distribution in respect of the Class A Preferred Stock; (b) securities issued upon the conversion of any debenture, warrant, option, or other convertible security outstanding as of the Date of Issuance; (c) shares of the Common Stock issued to EarlyBirdCapital, Inc. pursuant to that certain Letter Agreement, dated as of March 22, 2016, between the Corporation and EarlyBirdCapital, Inc.; (d) shares of Common Stock or Options to purchase Common Stock issued to directors, officers, employees, or consultants of the Corporation pursuant to any equity incentive plan duly authorized by the Board; (e) shares of the Common Stock issued or issuable to any lender, debt financing source, bank, or equipment lessor pursuant to any debt financing, equipment leasing or real property leasing transaction duly authorized by the Board; and (f) shares of the Common Stock issued or issuable for consideration other than cash pursuant to a business combination, strategic partnership or joint venture transaction duly authorized by the Board.

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“Junior Securities” means, collectively, the Common Stock, any other class of capital stock of the Corporation outstanding on the Date of Issuance, and any other class of capital stock of the Corporation issued after the Date of Issuance that is not specifically designated as senior to or in parity with the Class A Preferred Stock.

“Liquidation” has the meaning set forth in Section 5.1.

“Liquidation Value” means, with respect to any Share on any given date, $25.00 (as adjusted for any stock splits, stock dividends, recapitalizations or similar transactions with respect to the Class A Preferred Stock).

“Options” means any warrants or other rights or options to subscribe for or purchase Common Stock or Convertible Securities.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association or other entity.

“Preferred Stock” has the meaning set forth in the Recitals.

“Share” means a share of Class A Preferred Stock.

“Subsidiary” means, with respect to any Person, any other Person of which a majority of the outstanding shares or other equity interests having the power to vote for directors or comparable managers are owned, directly or indirectly, by the first Person.

“Supermajority Interest” has the meaning set forth in Section 5.4.

3.            Rank. With respect to payment of dividends and distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, all Shares of the Class A Preferred Stock shall rank senior to all Junior Securities.

4.            Dividends.

4.1           Accrual of Dividends. From and after the Date of Issuance, cumulative dividends on outstanding Shares shall accrue, whether or not declared by the Board and whether or not there are funds legally available for the payment of dividends, on a daily basis in arrears at the Applicable Rate on the sum of (a) the Liquidation Value thereof, plus (b) all unpaid accumulated dividends thereon. There shall be no other dividends accruing or payable in respect of such Shares.

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4.2           Payment of Dividends. All accrued dividends on any Share shall be paid in cash when, as and if declared by the Board out of funds legally available therefor, on the last day of March, June, September and December of each calendar year (each such date, a “Dividend Payment Date”) or upon a liquidation or redemption of the Class A Preferred Stock in accordance with Section 5 or Section 7; provided, that to the extent not paid on a Dividend Payment Date, all accrued dividends on any share shall accumulate and compound, on a quarterly basis, on the applicable Dividend Payment Date whether or not declared by the Board and shall remain accumulated, compounding dividends until paid pursuant hereto or converted pursuant to Section 8. All accrued and accumulated dividends on the Shares shall be prior and in preference to any dividend on any Junior Securities and shall be fully declared and paid prior to the declaration or payment of any dividend or other distribution in respect of, or the repurchase, redemption or retirement of, any Junior Securities, other than (a) payments made in respect of any debt securities of the Corporation or (b) repurchases Common Stock held by employees, officers or consultants of the Corporation upon termination of their employment, services or engagement with the Corporation pursuant to agreements providing for such repurchase at the lesser of the original purchase price and the fair market value thereof.

4.3           Partial Dividend Payments. Except as otherwise provided herein, if at any time the Corporation pays less than the total amount of dividends then accrued and accumulated with respect to the Class A Preferred Stock, such payment shall be distributed pro rata among the holders thereof based upon the aggregate accrued and accumulated but unpaid dividends on the Shares held by each such holder.

5.            Liquidation.

5.1           Generally. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (each, a “Liquidation”), the holders of Shares of Class A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, before any payment shall be made to the holders of Junior Securities by reason of their ownership thereof, an amount in cash equal to the aggregate Liquidation Value of all Shares held by such holder, plus all unpaid accrued and accumulated dividends on all such Shares (whether or not declared). Following such payment, no holder of Shares of Class A Preferred Stock will be entitled to any further payments from the Corporation in respect of such Shares.

5.2           Insufficient Assets. If upon any Liquidation the remaining assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of the Shares of Class A Preferred Stock the full preferential amount to which they are entitled under Section 5.1, (a) the holders of the Shares shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective full preferential amounts which would otherwise be payable in respect of the Class A Preferred Stock in the aggregate upon such Liquidation if all amounts payable on or with respect to such Shares were paid in full, and (b) the Corporation shall not make or agree to make any payments to the holders of Junior Securities.

5.3           Notice Requirement. In the event of any Liquidation, the Corporation shall, within five (5) days of the date the Board approves such action, or no later than ten (10) days of any stockholders’ meeting called to approve such action, or within ten (10) days of the commencement of any involuntary proceeding, whichever is earlier, give each holder of Shares of Class A Preferred Stock written notice of the proposed action. Such written notice shall describe the material terms and conditions of such proposed action, including a description of the stock, cash and property to be received by the holders of Shares upon consummation of the proposed action and the date of delivery thereof. If any material change in the facts set forth in the initial notice shall occur, the Corporation shall promptly give written notice to each holder of Shares of such material change.

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5.4          Notice Waiting Period. The Corporation shall not consummate any voluntary Liquidation of the Corporation before the expiration of thirty (30) days after the mailing of the initial notice or ten (10) days after the mailing of any subsequent written notice, whichever is later; provided, that any such period may be shortened upon the written consent of holders of not less than two-thirds of the then total outstanding Shares (a “Supermajority Interest”).

6.            Meetings; Voting.

6.1          Generally. Except as provided in Section 6.2, the holders of outstanding Shares of Class A Preferred Stock will not be entitled to receive notice of, or to attend, any meeting of shareholders of the Corporation and will not be entitled to vote at any such meeting.

6.2          Special Voting Rights. Without the prior written consent of a Supermajority Interest, voting separately as a single series with one vote per Share, in person or by proxy, either in writing without a meeting or at an annual or a special meeting of such holders, and any other applicable stockholder approval requirements required by law, the Corporation shall not take, and shall cause its Subsidiaries not to take or consummate, any of the actions or transactions described in this Section 6.2 (any such action or transaction without such prior written consent being null and void ab initio and of no force or effect) as follows:

(a)          create, or authorize the creation of, any additional series of capital stock of the Corporation (or any security convertible into or exercisable for any series of capital stock of the Corporation) that ranks superior to or in parity with the Class A Preferred Stock in rights, preferences or privileges (including with respect to dividends, liquidation, redemption or voting);

(b)          issue or sell any shares of capital stock of the Corporation or any Subsidiary (or any security convertible into or exercisable for any security) that ranks superior to or in parity with the Class A Preferred Stock in rights, preferences or privileges (including with respect to dividends, liquidation, redemption or voting), unless (i) at least thirty percent (30%) of the proceeds from such issuance are used to redeem Shares of the Class A Preferred Stock, or (ii) such issuance or sale is an Excluded Issuance;

(c)          increase or decrease the number of authorized shares of any series of Preferred Stock or authorize the issuance of or issue any shares of Preferred Stock;

(d)          amend, alter, modify or repeal (i) the Certificate of Incorporation (including any amendment by the adoption or amendment of any certificate of designation or similar document), (ii) this Certificate of Designation, (iii) the by-laws of the Corporation, or (iv) the organizational documents of any Subsidiary, in each case, in any manner that adversely effects the rights of the holders of the Class A Preferred Stock;

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(e)          redeem, purchase or otherwise acquire or pay or declare any dividend or other distribution on (or pay into or set aside for a sinking fund for any such purpose) any Junior Securities of the Corporation; provided, that this restriction shall not apply to, (i) payments made in respect of any debt securities of the Corporation, and (ii) repurchases Common Stock held by employees, officers, or consultants of the Corporation upon termination of their employment, services or engagement with the Corporation pursuant to agreements providing for such repurchase at the lesser of the original purchase price and the fair market value thereof;

(f)          enter into, or become subject to, any agreement or instrument or other obligation which by its terms restricts the Corporation’s ability to perform its obligations under this Certificate of Designation, including the ability of the Corporation to pay dividends or make any redemption or other liquidation payment required hereunder (other than such agreements or instruments or other obligations existing as of the Date of Issuance or any refinancing or replacement of such arrangements on terms that are not materially more restrictive); or

(g)          agree or commit to do any of the foregoing.

7.            Redemption.

7.1           Redemption. Subject to the provisions of Section 9.2(c), on the sixth anniversary of the Date of Issuance (the “Class A Redemption Date”), the Corporation shall redeem all (but not less than all) of the then outstanding Shares of Class A Preferred Stock (a “Class A Redemption”) for a price per Share equal to the Liquidation Value for such Share, plus all unpaid accrued and accumulated dividends on such Share (whether or not declared) up to and including the Class A Redemption Date (the “Class A Redemption Price”). Each holder of Shares of Class A Preferred Stock shall have the right to elect prior to the Class A Conversion Election Date to give effect to the conversion rights contained in Section 8 instead of giving effect to the provisions contained in this Section 7 with respect to the Shares of Class A Preferred Stock held by such holder. In exchange for the surrender to the Corporation by the respective holders of Shares of Class A Preferred Stock of their certificate or certificates representing such Shares in accordance with Section 7.4 below, the aggregate Class A Redemption Price for all Shares held by each holder of Shares shall be payable in cash in immediately available funds to the respective holders of the Class A Preferred Stock on the applicable Class A Redemption Date and the Corporation shall contribute all of its assets to the payment of the Class A Redemption Price, and to no other corporate purpose, except to the extent prohibited by applicable Delaware law.

7.2           Redemption Notice. Such Class A Redemption shall be effected by the delivery to the holders of Class A Preferred Stock of a written notice of such redemption (the “Class A Redemption Notice”) not more than sixty (60) nor less than thirty (30) days prior to the Class A Redemption Date stating (a) the number of Shares of Class A Preferred Stock held by the holder that the Corporation shall redeem; (b) the Class A Redemption Date and the Class A Redemption Price; (c) that the holder may elect to convert its shares pursuant to Section 8 and the date upon which such conversion right terminates, which date shall be no earlier than five (5) days prior to the Class A Redemption Date (the applicable date, the “Class A Conversion Election Date”); and (d) the manner and place designated for surrender by the holder to the Corporation of his, her or its certificate or certificates representing the Shares of Class A Preferred Stock to be redeemed.

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7.3           Remedies For Nonpayment. If on the Class A Redemption Date, all of the Shares that are required to be redeemed pursuant to this Section 7 are not redeemed in full by the Corporation by paying the entire Class A Redemption Price, then until such Shares are fully redeemed and the aggregate Class A Redemption Price paid in full, (a) all of the unredeemed Shares shall remain outstanding and continue to have the rights, preferences and privileges expressed herein, including the accrual and accumulation of dividends thereon as provided in Section 4, (b) interest on the portion of the aggregate Class A Redemption Price applicable to the unredeemed Shares shall accrue daily in arrears at a rate equal to 14% per annum, compounded quarterly, and (c) the holders of the unredeemed Shares shall have the remedies set forth in Section 9.2.

7.4           Surrender of Certificates. On or before the Class A Redemption Date, each holder of Shares of Class A Preferred Stock not otherwise electing prior to the Class A Conversion Election Date to convert its Shares pursuant to Section 8 shall surrender the certificate or certificates representing such Shares to the Corporation, in the manner and place designated in the Class A Redemption Notice, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto), or, in the event the certificate or certificates are lost, stolen or missing, shall deliver an affidavit of loss, in the manner and place designated in the Class A Redemption Notice. Each surrendered certificate shall be canceled and retired and the Corporation shall thereafter make payment of the applicable Class A Redemption Price by certified check or wire transfer to the holder of record of such certificate; provided, that if less than all the Shares represented by a surrendered certificate are redeemed, then a new stock certificate representing the unredeemed Shares shall be issued in the name of the applicable holder of record of canceled stock certificate.

7.5           Rights Subsequent to Redemption. If on the Class A Redemption Date, the Class A Redemption Price is paid (or tendered for payment) for any of the Shares redeemed on such Class A Redemption Date, then on such date all rights of the holder in the Shares so redeemed and paid or tendered, including any rights to dividends on such Shares, shall cease, and such Shares shall no longer be deemed issued and outstanding.

8.            Conversion.

8.1           Right to Convert. Subject to the provisions of this Section 8 and the listing requirements for any stock exchange for which the Corporation’s capital stock is listed, at any time and from time to time on or after the Date of Issuance, any holder of Class A Preferred Stock shall have the right by written election to the Corporation to convert all or any portion of the outstanding Shares of Class A Preferred Stock (including any fraction of a Share) held by such holder along with the aggregate accrued or accumulated and unpaid dividends thereon into an aggregate number of shares of Common Stock (including any fraction of a share) as is determined by (a) multiplying the number of Shares (including any fraction of a Share) to be converted by the Liquidation Value thereof, (b) adding to the result all accrued and accumulated and unpaid dividends on such Shares to be converted, and then (c) dividing the result by the Conversion Price in effect immediately prior to such conversion. The initial conversion price per Share shall be $12.50, subject to adjustment as applicable in accordance with Section 8.7 (such price, as so adjusted, the “Conversion Price”).

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8.2          Procedures for Conversion.

(a)          In order to effectuate a conversion of Shares of Class A Preferred Stock pursuant to Section 8.1, a holder shall (i) submit a written election to the Corporation that such holder elects to convert Shares, the number of Shares elected to be converted and (ii) surrender, along with such written election, to the Corporation the certificate or certificates representing the Shares being converted, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto) or, in the event the certificate or certificates are lost, stolen or missing, accompanied by an affidavit of loss executed by the holder.

(b)          Upon the receipt by the Corporation of a written election and the surrender of such certificate(s) and accompanying materials, the Corporation shall as promptly as practicable (but in any event within ten (10) days thereafter) deliver to the relevant holder (i) a certificate or book entry shares in such holder’s name (or the name of such holder’s designee as stated in the written election) for the number of shares of Common Stock (including any fractional share) to which such holder shall be entitled upon conversion of the applicable Shares as calculated pursuant to Section 8.1 and, if applicable (ii) a certificate in such holder’s (or the name of such holder’s designee as stated in the written election) for the number of Shares of Class A Preferred Stock (including any fractional share) represented by the certificate or certificates delivered to the Corporation for conversion but otherwise not elected to be converted pursuant to the written election. All shares of capital stock issued hereunder by the Corporation shall be duly and validly issued, fully paid and nonassessable, free and clear of all taxes, liens, charges and encumbrances with respect to the issuance thereof.

8.3          Effect of Conversion. The conversion of such Shares hereunder shall be deemed effective as of the date of surrender of such Class A Preferred Stock certificate or certificates or delivery of such affidavit of loss. All Shares of Class A Preferred Stock converted as provided in this Section 8 shall no longer be deemed outstanding as of the effective time of the applicable conversion and all rights with respect to such Shares shall immediately cease and terminate as of such time (including, without limitation, any right of redemption pursuant to Section 7), other than the right of the holder to receive shares of Common Stock and payment in lieu of any fraction of a Share in exchange therefor.

8.4          Reservation of Stock. The Corporation shall at all times when any Shares of Class A Preferred Stock is outstanding reserve and keep available out of its authorized but unissued shares of capital stock, solely for the purpose of issuance upon the conversion of the Class A Preferred Stock, such number of shares of Common Stock issuable upon the conversion of all outstanding Class A Preferred Stock pursuant to this Section 8, taking into account any adjustment to such number of shares so issuable in accordance with Section 8.7 hereof. The Corporation shall take all such actions as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Common Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance). The Corporation shall not close its books against the transfer of any of its capital stock in any manner which would prevent the timely conversion of the Shares of Class A Preferred Stock.

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8.5           No Charge or Payment. The issuance of certificates for shares of Common Stock upon conversion of Shares of Class A Preferred Stock pursuant to this Section 8 shall be made without payment of additional consideration by, or other charge, cost or tax to, the holder in respect thereof.

8.6           Termination of Conversion Rights. In the event of a delivery of a Class A Redemption Notice relating to a redemption of any Shares of Class A Preferred Stock pursuant to Section 7, the conversion rights described herein of the Shares designated for redemption shall terminate at the close of business on the applicable Class A Conversion Election Date, unless the Class A Redemption Price is not fully paid on such redemption date, in which case the conversion rights for such Shares shall continue until such price is paid in full.

8.7           Adjustment to Conversion Price and Number of Conversion Shares. In order to prevent dilution of the conversion rights granted under this Section 8, the Conversion Price and the number of Conversion Shares issuable on conversion of the Shares of Class A Preferred Stock shall be subject to adjustment from time to time as provided in this Section 8.7.

(a)          Adjustment to Conversion Price and Conversion Shares Upon Dividend, Subdivision or Combination of Common Stock. If the Corporation shall, at any time or from time to time after the Date of Issuance, (i) pay a dividend or make any other distribution upon the Common Stock or any other capital stock of the Corporation payable in shares of Common Stock, Options or Convertible Securities, or (ii) subdivide (by any stock split, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to any such dividend, distribution or subdivision shall be proportionately reduced and the number of Conversion Shares issuable upon conversion of the Class A Preferred Stock shall be proportionately increased. If the Corporation at any time combines (by combination, reverse stock split or otherwise) its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased and the number of Conversion Shares issuable upon conversion of the Class A Preferred Stock shall be proportionately decreased. Any adjustment under this Section 8.7(a) shall become effective at the close of business on the date the dividend, subdivision or combination becomes effective.

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(b)          Adjustment to Conversion Price and Conversion Shares Upon Reorganization, Reclassification, Consolidation or Merger. In the event of any (i) capital reorganization of the Corporation, (ii) reclassification of the Common Stock of the Corporation (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a stock dividend or subdivision, split-up or combination of shares), (iii) consolidation or merger of the Corporation with or into another Person, (iv) sale of all or substantially all of the Corporation’s assets to another Person or (v) other similar transaction (other than any such transaction covered by Section 8.7(a)), in each case which entitles the holders of Common Stock to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock, each Share of Class A Preferred Stock shall, immediately after such reorganization, reclassification, consolidation, merger, sale or similar transaction, remain outstanding and shall thereafter, in lieu of or in addition to (as the case may be) the number of Conversion Shares then convertible for such Share, be exercisable for the kind and number of shares of stock or other securities or assets of the Corporation or of the successor Person resulting from such transaction to which such Share would have been entitled upon such reorganization, reclassification, consolidation, merger, sale or similar transaction if the Share had been converted in full immediately prior to the time of such reorganization, reclassification, consolidation, merger, sale or similar transaction and acquired the applicable number of Conversion Shares then issuable hereunder as a result of such conversion (without taking into account any limitations or restrictions on the convertibility of such Share, if any); and, in such case, appropriate adjustment shall be made with respect to such holder’s rights under this Certificate of Designation to insure that the provisions of this Section 8 hereof shall thereafter be applicable, as nearly as possible, to the Class A Preferred Stock in relation to any shares of stock, securities or assets thereafter acquirable upon conversion of Class A Preferred Stock. The provisions of this Section 8.7(b) shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales or similar transactions. The Corporation shall not effectuate any such reorganization, reclassification, consolidation, merger, sale or similar transaction unless, prior to the consummation thereof, the successor Person (if other than the Corporation) resulting from such reorganization, reclassification, consolidation, merger, sale or similar transaction, shall assume in writing (in form and substance satisfactory to the holder of such Share) the obligation to deliver to the holders of Class A Preferred Stock such shares of stock, securities or assets which, in accordance with the foregoing provisions, such holders shall be entitled to receive upon conversion of the Class A Preferred Stock. Notwithstanding anything to the contrary contained herein, with respect to any corporate event or other transaction contemplated by this Section 8.7(b), each holder of Shares of Class A Preferred Stock shall have the right to elect prior to the consummation of such event or transaction, to give effect to the conversion rights contained in Section 8, instead of giving effect to the provisions contained in this Section 8.7(b) with respect to such holder’s Class A Preferred Stock.

(c)          Certain Events. If any event of the type contemplated by the provisions of this Section 8.7 but not expressly provided for by such provisions occurs, then the Board shall make an appropriate adjustment in the Conversion Price and the number of Conversion Shares issuable upon conversion of Shares of Class A Preferred Stock so as to protect the rights of the holder of such Shares in a manner consistent with the provisions of this Section 8; provided, that no such adjustment pursuant to this Section 8.7 shall increase the Conversion Price or decrease the number of Conversion Shares issuable to the extent otherwise already determined pursuant to Section 8(a) or Section 8(b) above.

(d)          Exceptions To Adjustment Upon Issuance of Common Stock. Anything herein to the contrary notwithstanding, there shall be no adjustment to the Conversion Price or the number of Conversion Shares issuable upon conversion of the Class A Preferred Stock with respect to any Excluded Issuance.

(e)          Certificate as to Adjustment.

(i)          As promptly as reasonably practicable following any adjustment of the Conversion Price, but in any event not later than thirty (30) days thereafter, the Corporation shall furnish to each holder of record of Class A Preferred Stock at the address specified for such holder in the books and records of the Corporation (or at such other address as may be provided to the Corporation in writing by such holder) a certificate of an executive officer setting forth in reasonable detail such adjustment and the facts upon which it is based and certifying the calculation thereof.

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(ii)         As promptly as reasonably practicable following the receipt by the Corporation of a written request by any holder of Class A Preferred Stock, but in any event not later than thirty (30) days thereafter, the Corporation shall furnish to such holder a certificate of an executive officer certifying the Conversion Price then in effect and the number of Conversion Shares or the amount, if any, of other shares of stock, securities or assets then issuable to such holder upon conversion of the Shares of Class A Preferred Stock held by such holder.

(f)          Notices. In the event: (i) that the Corporation shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Class A Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, to vote at a meeting (or by written consent), to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, any consolidation or merger of the Corporation with or into another Person, or sale of all or substantially all of the Corporation’s assets to another Person; or (ii) of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation; then, and in each such case, the Corporation shall send or cause to be sent to each holder of record of Class A Preferred Stock at the address specified for such holder in the books and records of the Corporation (or at such other address as may be provided to the Corporation in writing by such holder) at least thirty (30) days prior to the applicable record date or the applicable expected effective date, as the case may be, for the event, a written notice specifying, as the case may be, (1) the record date for such dividend, distribution, meeting or consent or other right or action, and a description of such dividend, distribution or other right or action to be taken at such meeting or by written consent, or (2) the effective date on which such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up is proposed to take place, and the date, if any is to be fixed, as of which the books of the Corporation shall close or a record shall be taken with respect to which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon conversion of the Class A Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Class A Preferred Stock and the Conversion Shares.

9.           Breach of Obligations.

9.1           Class A Preferred Stock Breach. A breach by the Corporation of the rights, preferences, powers, restrictions and limitations of the Class A Preferred Stock set forth herein shall mean the occurrence of one or more of any of the events and conditions set forth in this Section 9.1 (each such event or condition, a “Breach”), whether such event or condition occurs voluntarily or involuntarily, by operation of law or pursuant to any judgment, order, decree, rule or regulation and regardless of the reason or cause of such event or condition.

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(a)          Nonpayment of Redemption or Liquidation Payments. The failure of the Corporation to make any (i) redemption payment when due pursuant to Section 7 or (ii) liquidation payment when due pursuant to Section 5, in each case whether or not such payment is legally permissible or is otherwise prohibited.

(b)          Breach of Voting Rights. The Corporation or any of its Subsidiaries breaches or otherwise fails to perform or observe any of the covenants or agreements contained in Section 6.2, including by attempting to take any action requiring the affirmative consent of a Supermajority Interest of the holders of the Class A Preferred Stock without first obtaining such consent.

(c)          Bankruptcy or Insolvency. The Corporation or any of its Subsidiaries (i) becomes insolvent or admits its inability to pay its debts generally as they become due; (ii) becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency law, which is not fully stayed within seven (7) days or is not dismissed or vacated within thirty (30) days after filing; (iii) makes a general assignment for the benefit of creditors; or (iv) has a receiver, trustee, custodian or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business.

(d)          Consequences of Breach. In addition to any other rights which a holder of Shares of Class A Preferred Stock is entitled under any other contract or agreement and any other rights such holder may have pursuant to applicable law, the holders of Shares of Class A Preferred Stock shall have the rights and remedies set forth in this Section 9.2 on the occurrence of a Breach.

(e)          Increased Dividend Rate. Except as provided in Section 7.4, if a Breach has occurred and is continuing, the dividend rate on the Class A Preferred Stock set forth in Section 4.1 hereof shall increase immediately by an increment of 0.5% per annum, and thereafter shall automatically increase further (and accrue at such higher aggregate dividend rate) at the end of each succeeding ninety (90) day period following the date of the initial Breach by an additional increment of 1% per annum (but in no event shall the aggregate dividend rate accruing pursuant to Section 4 and this Section 9.2(a) exceed 14% per annum), until no Breach exists.

(f)          Automatic Redemption on Bankruptcy. Notwithstanding the earliest date for redemption set forth in Section 7.1, if a Breach described in Section 9.1(c) has occurred, all of the then outstanding Shares of Class A Preferred Stock shall be subject to redemption immediately without any action required by the holders of Shares of Class A Preferred Stock, for a price per Share equal to the Class A Redemption Price. Any such redemption shall occur immediately and shall otherwise be executed in accordance with the provisions of Section 7, applied mutatis mutandis.

10.          Reissuance of Class A Preferred Stock. Any Shares of Class A Preferred Stock redeemed, converted or otherwise acquired by the Corporation or any Subsidiary shall be cancelled and retired as authorized and issued shares of capital stock of the Corporation and no such Shares shall thereafter be reissued, sold or transferred.

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11.          Notices. Except as otherwise provided herein, all notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent (y) to the Corporation, at its principal executive offices and (z) to any stockholder, at such holder’s address at it appears in the stock records of the Corporation (or at such other address for a stockholder as shall be specified in a notice given in accordance with this Section 11).

12.          Amendment and Waiver. No provision of this Certificate of Designation may be amended, modified or waived except by an instrument in writing executed by the Corporation and a Supermajority Interest, and any such written amendment, modification or waiver will be binding upon the Corporation and each holder of Class A Preferred Stock; provided, that no such action shall change or waive (a) the definition of Liquidation Value, (b) the rate at which or the manner in which dividends on the Class A Preferred Stock accrue or accumulate or the times at which such dividends become payable pursuant to Section 4, or (c) this Section 12, without the prior written consent of each holder of outstanding Shares of Class A Preferred Stock; provided, further, that no amendment, modification or waiver of the terms or relative priorities of the Class A Preferred Stock may be accomplished by the merger, consolidation or other transaction of the Corporation with another corporation or entity unless the Corporation has obtained the prior written consent of the holders in accordance with this Section 12.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Corporation by its the undersigned officer as of this 20th day of July 2016.

LIMBACH HOLDINGS, INC.
(f/k/a 1347 CAPITAL CORP.)

By:	/s/ Hassan R. Baqar
Name: Hassan R. Baqar
Title: Chief Financial Officer

Signature Page to Certificate of Designation – Class A Preferred Stock